Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS THIRD QUARTER 2014

OPERATING AND FINANCIAL RESULTS

–    2014 Total Revenue and Adjusted Diluted EPS Guidance Raised

–    Phase II Data on GED-0301 Presented at United European Gastroenterology Week

–    Over 170 Abstracts Highlighting Celgene Products and Research at Major Medical Meetings Expected by Year-End

SUMMIT, NJ — (October 23, 2014) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $1,957 million for the third quarter of 2014, a 19 percent increase from the same period in 2013.  Third quarter total revenue increased 18 percent to $1,982 million compared to $1,674 million in the third quarter of 2013.  Adjusted net income for the third quarter of 2014 increased 20 percent to $806 million compared to $669 million in the third quarter of 2013.  For the same period, adjusted diluted earnings per share (EPS) increased 24 percent to $0.97 from $0.78, on a stock split-adjusted basis.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported third quarter of 2014 net income of $508 million or $0.61 per diluted share.  For the third quarter of 2013, net income was $372 million or $0.43 per diluted share, on a stock split-adjusted basis.

“We delivered outstanding third quarter results setting up a strong finish to 2014,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation. “Upcoming U.S. and European clinical and regulatory milestones and the meaningful progress we are making with our pipeline strengthen our position for future growth and success.”

Third Quarter 2014 Financial Highlights

Unless otherwise stated, all comparisons are for the third quarter of 2014 compared to the third quarter of 2013.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, in-process research and development (IPR&D) impairments and upfront collaboration payments.  Adjusted diluted EPS, GAAP EPS and share counts for all periods have been adjusted to reflect the two-for-one stock split effected in June 2014.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the third quarter increased 19 percent to $1,300 million and were driven by volume in both the U.S. and International markets as a result of increased duration of therapy and continued market share leadership in multiple myeloma.  U.S. sales of $760 million and International sales of $540 million increased 20 percent and 18 percent, respectively.

•                  ABRAXANE® sales for the third quarter were $212 million, a 25 percent increase.  U.S. sales of $151 million and International sales of $61 million increased 15 percent and 62 percent, respectively.  The year-over-year increase in sales reflects the impact of the ongoing U.S. launch in pancreatic cancer and early launch success for pancreatic cancer in Europe.

•                  VIDAZA® third quarter sales decreased 28 percent to $158 million, reflecting the year-over-year impact of the entry of generic azacitidine in the U.S. market.  U.S. sales decreased 87 percent to $10 million.  International sales were $148 million, an increase of 4 percent.

•                  POMALYST®/IMNOVID® sales were $181 million, an increase of 102%.  U.S. sales were $118 million and International sales were $63 million, an increase of 54% and 402%, respectively.  POMALYST®/IMNOVID® sales were driven by increased duration in the U.S. and the continuing launch in Europe following the August 5, 2013 approval.

•                  In the first full quarter of commercialization, OTEZLA® sales were $18 million.  As of the end of July, OTEZLA® had captured the highest share of new patients of any brand in the U.S. psoriatic arthritis category.  In addition, access to OTEZLA® remains on track and the product is listed on 98 percent of commercial formularies with the majority of patients not required to have first used a biologic therapy.

•                  All other product sales, which include THALOMID®, ISTODAX® and an authorized generic of VIDAZA® drug product in the U.S., were $88 million in the third quarter of 2014 compared to $75 million for the third quarter of 2013.

Research and Development (R&D)

Adjusted R&D expenses were $419 million for the third quarter of 2014 compared to $372 million for the third quarter of 2013.  The increase was primarily due to an increase in clinical trial activity in support of the Company’s early- to mid-stage pipeline.  On a GAAP basis, R&D expenses were

$675 million for the third quarter of 2014 and $585 million for the same period in 2013 reflecting increased clinical trial activity and an IPR&D impairment charge, which were partially offset by lower upfront collaboration expense.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $441 million for the third quarter of 2014 compared to $405 million for the third quarter of 2013.  The increase was primarily due to investments in support of the launch of OTEZLA® in the U.S. and pre-launch activities for OTEZLA® in Europe.  On a GAAP basis, SG&A expenses were $498 million for the third quarter of 2014 compared to $449 million for the same period in 2013.  The increase in GAAP SG&A expenses also included an increase in share-based compensation expense.

Cash, Cash Equivalents, and Marketable Securities

In the third quarter of 2014, Celgene purchased approximately 2.8 million of its shares at a total cost of approximately $252 million.  As of September 30, 2014, the Company had $3,680 million remaining under the share repurchase program.

Operating cash flow was $901 million in the third quarter of 2014.  Celgene ended the quarter with $6,861 million in cash, cash equivalents and marketable securities.

2014 Guidance

•                  Total revenue now expected to exceed $7,600 million, an increase of approximately 17 percent year-over-year

•                  REVLIMID® Net Product Sales now expected to slightly exceed $4,950 million, an increase of approximately 16 percent year-over-year

•                  ABRAXANE® Net Product Sales now expected to be approximately $850 million, an increase of 31 percent year-over-year

•                  Adjusted operating margin now expected to be slightly over 50 percent after investments in both new and ongoing R&D efforts, including collaborations, and in certain commercial capabilities, most notably in the Inflammation & Immunology (I&I) franchise; GAAP operating margin now expected to be approximately 33 percent

•                  Adjusted diluted EPS raised to a range of $3.65 to $3.70 from the previous range of $3.60 to $3.65, an increase of approximately 23 percent year-over-year

•                  GAAP diluted EPS is expected to be in the range of $2.38 to $2.48 from the previous range of $2.46 to $2.55

Product and Pipeline Updates

Hematology

In September, the phase III FIRST® (MM-020/IFM 07-01) trial of REVLIMID® plus dexamethasone in newly diagnosed multiple myeloma (NDMM) patients who are not candidates for stem cell transplant was published in the New England Journal of Medicine.  Earlier this year, regulatory applications were submitted in the U.S. and Europe for REVLIMID® in NDMM.  The U.S. Food and Drug Administration (FDA) has assigned a Prescription Drug User Fee Act (PDUFA) goal date of February 22, 2015.  The review in Europe is ongoing and the Company expects an opinion from the Committee for Medicinal Products for Human Use (CHMP) in the first half of 2015.

In August, the Company announced that the phase II trial of REVLIMID® in combination with standard rituximab-CHOP (R-CHOP) chemotherapy in patients with diffuse large B-cell lymphoma (DLBCL) was published in the Journal of Clinical Oncology.  The Company continues to advance REVLIMID® plus R-CHOP chemotherapy in DLBCL.

The RELEVANCE® trial (n=1,000) comparing REVLIMID® in combination with rituximab versus rituximab and chemotherapy in newly diagnosed follicular lymphoma has completed enrollment.  The trial has co-primary endpoints of pathological complete response rate at 30 months and progression free survival.

Collaboration partner Agios Pharmaceuticals initiated a phase I/II multicenter trial of AG-221, a first-in-class, selective, potent isocitrate dehydrogenase-2 (IDH2) mutant inhibitor, in patients with advanced solid tumors with an IDH2 mutation.  Agios also recently announced the initiation of four expansion cohorts in its ongoing phase I study of AG-221.  The expansion cohorts will assess the safety and tolerability of AG-221 at 100 mg once daily in approximately 100 patients with IDH2-mutant hematologic malignancies, including acute myelogenous leukemia.

American Society of Hematology Meeting

At the 2014 American Society of Hematology annual meeting in December, data presentations expected include:

•                  Subgroup analyses from the MM-020 trial of REVLIMID® in NDMM

•                  Phase III data from the MDS-005 trial with REVLIMID® in patients with non-del5q low-risk/Intermediate-1 transfusion-dependent myelodysplastic syndromes (MDS)

•                  Phase II data from the MCL-002 trial of REVLIMID® in relapsed/refractory mantle cell lymphoma

•                  Phase II data on luspatercept (ACE-536) in beta-thalessemia and MDS and sotatercept in MDS

•                  Data from the phase II DLC-001 trial of REVLIMID® in relapsed/refractory DLBCL

•                  Data from the phase I trial of AG-221 in hematologic malignancies

•                  Data from multiple studies evaluating REVLIMID® and POMALYST®/IMNOVID® in combination with other therapies for multiple myeloma

Oncology

The Company has filed ABRAXANE® in combination with carboplatin for approval in Europe for locally advanced or metastatic non-small cell lung cancer (NSCLC).  An opinion from the CHMP is expected in the first half of 2015.

A phase II trial, abound®.2L, with ABRAXANE® in combination with CC-486 compared to ABRAXANE® monotherapy in patients with second-line advanced nonsquamous NSCLC began enrollment in the third quarter.  The abound® trial program will include additional trials in NSCLC including elderly patients, second-line NSCLC and patients with poor performance status.

The Company’s collaboration partner, OncoMed, presented data at the European Society for Medical Oncology meeting in September from two phase Ib trials of demcizumab in combination with gemcitabine and ABRAXANE® in patients with first-line pancreatic cancer and in combination with pemetrexed and carboplatin in patients with advanced NSCLC.

Inflammation & Immunology (I&I)

On September 23, OTEZLA®, the Company’s oral, selective inhibitor of phosphodiesterase 4 (PDE4), was approved by the U.S. FDA for the treatment of patients with moderate-to-severe plaque psoriasis for whom phototherapy or systemic therapy is appropriate.  A combined submission of OTEZLA® for the treatment of psoriatic arthritis and for psoriasis is under review with the European Medicines Agency and an opinion from the CHMP is expected by year-end.

Enrollment in the phase III PSA-006 trial of OTEZLA® in biologic naïve moderate-to-severe late-stage psoriatic arthritis is expected to complete by year-end.  Additional trials with OTEZLA® are expected to begin enrollment by year-end.  These include a phase III trial in patients with active Behçet’s disease and a phase II trial in patients with active ulcerative colitis.  Advancement of the early-stage I&I pipeline continues with a pilot phase II trial of CC-220 in patients with systemic lupus erythematosus that began enrollment during the third quarter.

Phase II data was presented at the United European Gastroenterology Week in Vienna on mongersen (GED-0301), an oral Smad7 antisense oligonucleotide, in active Crohn’s disease.  The Company is in discussions with regulatory authorities to confirm the design of the phase III registration program which is expected to begin by year-end.

Data from a phase IIa trial of sotatercept in hemodialysis patients with anemia is expected to be presented at the American Society of Nephrology meeting in November.

European Academy of Dermatology and Venereology Congress

At the 2014 European Academy of Dermatology and Venereology Congress in October key data presentations on OTEZLA® were:

•                  Safety and efficacy from the ESTEEM® 2 trial

•                  Pooled long term safety from the ESTEEM® 1 and 2 trials

•                  Selected secondary endpoints from the ESTEEM® 2 trial including 32-week results in patients with nail, scalp, and palmoplantar involvement

American College of Rheumatology/Association of Rheumatology Health Professionals Meeting

At the 2014 American College of Rheumatology/Association of Rheumatology Health Professionals annual meeting in November key data presentations on OTEZLA® expected are:

•                  Efficacy and safety data on the PALACE program at 104 weeks

•                  Selected secondary endpoints from the PALACE 1-4 trials

•                  Improvement in quality of life and physical function from the phase III trial in patients with Behçet’s disease

Business Update

Celgene entered into a new strategic collaboration and option agreement with Sutro Biopharma, Inc. to discover and develop multispecific antibodies and antibody drug conjugates (ADCs).  Celgene will also have the exclusive option to acquire Sutro on pre-specified terms.  This new agreement follows the December 2012 collaboration between the two companies and will focus on targets in immuno-oncology.  The collaboration is to systematically interrogate the immuno-oncology space including established as well as novel targets, using Sutro’s cell-free biologics development platforms.  Under the terms of the agreement, Sutro received payments totaling $95 million, which includes an equity investment that increases Celgene’s ownership stake to approximately 15 percent.  Sutro will be responsible for discovery and early pre-clinical development of all collaboration multispecific antibodies and ADCs, as well as the manufacturing of pre-clinical product candidates.

Third Quarter 2014 Conference Call and Webcast Information

Celgene will host a conference call to discuss the third quarter of 2014 operating and financial performance on Thursday, October 23, 2014, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon ET October 23, 2014, until midnight ET October 30, 2014.  To access the replay in the U.S., dial (855) 859-2056. Outside the U.S., dial (404) 537-3406.  The participant passcode is 23336009. The Company’s fourth quarter and full-year 2014 operating and financial results are expected to be reported on January 29, 2015.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy.  Approval is based on response rate.  Clinical benefit such as improvement in survival or symptoms has not been verified.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at Adjusted Net Income and Adjusted Earnings Per Share amounts for the three-and nine-month periods ended September 30, 2014 and 2013, and for the projected amounts for the year ending December 31, 2014.

#  #  #

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net product sales	$1,956.8	$1,644.0	$5,508.9	$4,637.4
Other revenue	25.4	30.4	76.0	100.6
Total revenue	1,982.2	1,674.4	5,584.9	4,738.0

Cost of goods sold (excluding amortization of acquired intangible assets)	97.7	86.2	282.7	247.6
Research and development	675.1	584.5	1,845.7	1,495.0
Selling, general and administrative	497.6	448.7	1,483.5	1,235.8
Amortization of acquired intangible assets	63.7	65.7	194.7	197.1
Acquisition related charges, net	1.5	33.7	11.0	79.4
Total costs and expenses	1,335.6	1,218.8	3,817.6	3,254.9

Operating income	646.6	455.6	1,767.3	1,483.1

Interest and investment income, net	6.9	5.3	20.6	14.6
Interest (expense)	(53.5)	(24.0)	(124.4)	(61.5)
Other income (expense), net	(22.5)	5.1	(46.9)	12.0

Income before income taxes	577.5	442.0	1,616.6	1,448.2

Income tax provision	69.0	69.5	230.6	212.7

Net income	$508.5	$372.5	$1,386.0	$1,235.5

Net income per common share:(1)
Basic	$0.64	$0.45	$1.72	$1.49
Diluted	$0.61	$0.43	$1.66	$1.43

Weighted average shares:(1)
Basic	799.6	824.5	803.5	829.5
Diluted	832.8	857.7	836.4	861.0

	September 30,	December 31,
	2014	2013
Balance sheet items:
Cash, cash equivalents & marketable securities	$6,860.7	$5,687.0
Total assets	16,403.3	13,378.2
Short-term borrowings	100.0	544.8
Long-term debt	6,737.3	4,196.5
Total stockholders’ equity	5,768.4	5,589.9

(1)         Following stockholder approval, the Company amended its certificate of incorporation on June 18, 2014, to increase the number of authorized shares of common stock from 575.0 million to 1.150 billion and effect a two-for-one stock split of its outstanding common stock. Accordingly, all share and per share amounts presented herein reflect the impact of the stock split.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Nine-Month Periods Ended
		September 30,		September 30,
		2014	2013	2014	2013

Net income - GAAP		$508.5	$372.5	$1,386.0	$1,235.5

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	6.8	6.1	18.8	12.6

Research and development:
Share-based compensation expense	(1)	48.4	41.7	141.2	100.5
Upfront collaboration expense	(2)	78.6	171.3	401.6	348.8
IPR&D impairment	(3)	129.2	—	129.2	—

Selling, general and administrative:
Share-based compensation expense	(1)	56.2	44.2	159.2	114.3
Settlement of contingent obligation	(4)	—	—	25.0	—

Amortization of acquired intangible assets	(5)	63.7	65.7	194.7	197.1

Acquisition related charges, net:
Change in fair value of contingent consideration	(6)	1.5	33.7	11.0	79.4

Net income tax adjustments	(7)	(87.3)	(65.7)	(208.3)	(174.1)
Net income - Adjusted		$805.6	$669.5	$2,258.4	$1,914.1

Net income per common share - Adjusted
Basic		$1.01	$0.81	$2.81	$2.31
Diluted		$0.97	$0.78	$2.70	$2.22

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)              Exclude share-based compensation expense totaling $111.4 for the three-month period ended September 30, 2014 and $92.0 for the three-month period ended September 30, 2013.  Exclude share-based compensation expense totaling $319.2 for the nine-month period ended September 30, 2014 and $227.4 for the nine-month period ended September 30, 2013.

(2)              Exclude upfront payment expense for research and development collaboration arrangements.

(3)              Exclude in-process research and development (IPR&D) impairment recorded as a result of changes in estimated probability-weighted cash flows related to CC-292.

(4)              Exclude settlement of a contingent obligation to make matching contributions to a non-profit organization.

(5)              Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (Avila).

(6)              Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila and Nogra Pharma Limited.

(7)              Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, and nonrecurring items connected with the launch of new products.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2014 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

	Range
	Low	High

Projected net income - GAAP (1)	$1,987.5	$2,070.3

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	25.9	25.6

Research and Development:
Share-based compensation expense	200.9	198.9
Upfront collaboration expense	401.6	401.6
IPR&D impairment	129.2	129.2

Selling, general and administrative:
Share-based compensation expense	223.0	220.8
Settlement of contingent obligation	25.0	25.0

Amortization of acquired intangible assets	258.3	258.3

Acquisition related charges, net:
Change in fair value of contingent consideration	39.2	38.4

Net income tax adjustments	(242.8)	(278.6)

Projected net income - Adjusted	$3,047.8	$3,089.5

Projected net income per diluted common share - GAAP	$2.38	$2.48

Projected net income per diluted common share - Adjusted	$3.65	$3.70

Projected weighted average diluted shares	835.0	835.0

(1)         Our projected 2014 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended September 30,		% Change
	2014	2013	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$760.2	$632.4	20.2%	20.2%	0.0%
International	539.8	457.4	18.0%	18.2%	(0.2)%
Worldwide	1,300.0	1,089.8	19.3%	19.4%	(0.1)%

ABRAXANE®
U.S.	151.6	132.2	14.7%	14.7%	0.0%
International	60.6	37.4	62.0%	61.6%	0.4%
Worldwide	212.2	169.6	25.1%	25.0%	0.1%

POMALYST®/IMNOVID®(3)
U.S.	118.3	77.0	53.6%	53.6%	0.0%
International	62.8	12.5	402.4%	409.0%	(6.6)%
Worldwide	181.1	89.5	102.3%	103.2%	(0.9)%

VIDAZA®
U.S.	9.7	77.5	(87.5)%	(87.5)%	0.0%
International	148.1	142.9	3.6%	3.9%	(0.3)%
Worldwide	157.8	220.4	(28.4)%	(28.2)%	(0.2)%

azacitidine for injection
U.S.	19.9	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	19.9	—	N/A	N/A	N/A

THALOMID®
U.S.	35.4	43.0	(17.7)%	(17.7)%	0.0%
International	16.5	17.0	(2.9)%	(3.8)%	0.9%
Worldwide	51.9	60.0	(13.5)%	(13.7)%	0.2%

OTEZLA®(4)
U.S.	17.6	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	17.6	—	N/A	N/A	N/A

ISTODAX®
U.S.	14.3	12.9	10.9%	10.9%	0.0%
International	1.4	1.1	27.3%	24.4%	2.9%
Worldwide	15.7	14.0	12.1%	11.9%	0.2%

All Other
U.S.	0.3	—	N/A	N/A	N/A
International	0.3	0.7	N/A	N/A	N/A
Worldwide	0.6	0.7	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,127.3	975.0	15.6%	15.6%	0.0%
International	829.5	669.0	24.0%	24.3%	(0.3)%
Worldwide	$1,956.8	$1,644.0	19.0%	19.1%	(0.1)%

(1)	-	Operational includes impact from both volume and price
(2)	-	Currency includes the impact from both foreign exchange rates and hedging activities
(3)	-	POMALYST® was approved in the U.S. on February 8, 2013; IMNOVID® was approved in the EU on August 5, 2013
(4)	-	OTEZLA® was approved in the U.S. for Psoriatic Arthritis on March 21, 2014 and approved in the U.S. for Psoriasis on September 23, 2014.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Nine-Month Periods
	Ended September 30,		% Change
	2014	2013	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$2,118.2	$1,825.3	16.0%	16.0%	0.0%
International	1,539.3	1,318.8	16.7%	15.9%	0.8%
Worldwide	3,657.5	3,144.1	16.3%	16.0%	0.3%

ABRAXANE®
U.S.	453.0	345.7	31.0%	31.0%	0.0%
International	159.3	101.4	57.1%	56.4%	0.7%
Worldwide	612.3	447.1	36.9%	36.7%	0.2%

POMALYST®/IMNOVID®(3)
U.S.	311.2	156.5	98.8%	98.8%	0.0%
International	166.4	27.7	500.7%	507.2%	(6.5)%
Worldwide	477.6	184.2	159.3%	160.3%	(1.0)%

VIDAZA®
U.S.	34.0	248.6	(86.3)%	(86.3)%	0.0%
International	424.2	387.2	9.6%	9.0%	0.6%
Worldwide	458.2	635.8	(27.9)%	(28.3)%	0.4%

azacitidine for injection
U.S.	62.7	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	62.7	—	N/A	N/A	N/A

THALOMID®
U.S.	111.9	124.5	(10.1)%	(10.1)%	0.0%
International	52.3	59.1	(11.5)%	(12.2)%	0.7%
Worldwide	164.2	183.6	(10.6)%	(10.8)%	0.2%

OTEZLA®(4)
U.S.	22.2	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	22.2	—	N/A	N/A	N/A

ISTODAX®
U.S.	45.5	37.1	22.6%	22.6%	0.0%
International	3.4	3.3	3.0%	0.1%	2.9%
Worldwide	48.9	40.4	21.0%	20.8%	0.2%

All Other
U.S.	3.5	0.4	N/A	N/A	N/A
International	1.8	1.8	N/A	N/A	N/A
Worldwide	5.3	2.2	N/A	N/A	N/A

Total Net Product Sales
U.S.	3,162.2	2,738.1	15.5%	15.5%	0.0%
International	2,346.7	1,899.3	23.6%	23.0%	0.6%
Worldwide	$5,508.9	$4,637.4	18.8%	18.5%	0.3%

(1)              - Operational includes impact from both volume and price

(2)              - Currency includes the impact from both foreign exchange rates and hedging activities

(3)              - POMALYST® was approved in the U.S. on February 8, 2013; IMNOVID® was approved in the EU on August 5, 2013

(4)              - OTEZLA® was approved in the U.S. for Psoriatic Arthritis on March 21, 2014 and approved in the U.S. for Psoriasis on September 23, 2014.